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                                                                     Exhibit 5.1



Direct Dial: 310-282-2350
e-mail: dficksman@loeb.com


                                  June 12, 2000

InternetStudios.com, Inc.
1351 4th Street, Suite 227
Santa Monica, California 90401

Re:      Registration Statement on Form S-8
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Ladies and Gentlemen:

         We are counsel to InternetStudios.com, Inc., a Nevada corporation (the "Company"), and have assisted in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement of the Company on Form S-8 (the "Registration Statement") covering 2,250,000 shares (the "Shares") of the common stock of the Company issuable pursuant to the exercise of options issued under the Company's 1999 Stock Incentive Plan (U.S.) and 1999 Stock Incentive Plan (Non-U.S.)
(collectively, the "Plans").

         We have examined the proceedings heretofore taken and are familiar with the procedures proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares.

         It is our opinion that the Shares to be issued and sold by the Company pursuant to the Registration Statement will be, when sold and paid for pursuant to the terms of the Plans, validly issued, fully paid for and non-assessable.

         We hereby consent to the use of our opinion as an exhibit to the Registration Statement.

                                                     Sincerely,

                                                     /s/ David L. Ficksman

                                                     David L. Ficksman
                                                     of Loeb & Loeb LLP